As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-254962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

One M&T Plaza, Buffalo, New York	14203
(Address of Principal Executive Offices)	(Zip Code)

PEOPLE’S UNITED FINANCIAL, INC. 2007 STOCK OPTION PLAN

PEOPLE’S UNITED FINANCIAL, INC. 2008 LONG-TERM INCENTIVE PLAN

PEOPLE’S UNITED FINANCIAL, INC. AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN

PEOPLE’s UNITED FINANCIAL, INC. THIRD AMENDED AND RESTATED DIRECTORS’ EQUITY COMPENSATION PLAN

(Full title of the plan)

Laura P. O’Hara

Senior Executive Vice President and General Counsel

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

EXPLANATORY NOTE

M&T Bank Corporation (“M&T” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-254962) (as amended by the Pre-Effective Amendment No. 1 thereto, the “Form S-4”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 23, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”).

This Registration Statement relates to up to 3,533,874 shares of common stock of M&T, par value $0.50 per share (“M&T common stock”) issuable in respect of certain equity awards in respect of shares of common stock of People’s United Financial, Inc. (“People’s United”), par value $0.01 per share (“People’s United common stock”), granted by People’s United and held by current employees of People’s United and its affiliates (“Current Employees”), which were assumed by M&T and converted into equity awards in respect of shares of M&T common stock in connection with M&T’s acquisition of People’s United, as described below. These equity awards were granted pursuant to the following plans: (a) the People’s United Financial, Inc. 2007 Stock Option Plan, as amended April 17, 2008 (the “2007 Stock Option Plan”); (b) the People’s United Financial, Inc. 2008 Long-Term Incentive Plan (the “2008 LTIP”); (c) the People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended by that Amendment No. 1, dated as of October 1, 2018 (the “2014 LTIP”); and (d) the People’s United Financial, Inc. Third Amended and Restated Directors’ Equity Compensation Plan (the “Directors’ Equity Compensation Plan and, together with the 2007 Stock Option Plan, the 2008 LTIP and the 2014 LTIP, the “Legacy People’s United Plans”). Such shares represent the maximum number of shares of M&T common stock issuable upon the vesting, settlement or exercise of the equity awards under the Legacy People’s United Plans, subject to appropriate adjustments thereto. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of M&T common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of M&T common stock.

All such shares of M&T common stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of February 21, 2021 (as amended, the “Merger Agreement”), by and among M&T, Bridge Merger Corp., a wholly owned subsidiary of M&T (“Merger Sub”), and People’s United, effective as of April 1, 2022, People’s United merged with and into Merger Sub, with People’s United as the surviving entity (the “merger”). Immediately following the merger, People’s United merged with and into M&T, with M&T as the surviving entity.

Merger Consideration

At the effective time of the merger (the “effective time”), each share of People’s United common stock outstanding immediately prior to the effective time, including each outstanding restricted share award under the Legacy People’s United Plans held by a non-employee director of the People’s United (each, a “director restricted share”), except for certain shares held by People’s United or M&T, was converted into the right to receive 0.118 of a share of M&T common stock (the “exchange ratio”). In addition, at the effective time, each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of People’s United, outstanding immediately prior to the effective time was converted into the right to receive a share of the Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, of M&T, par value $1.00 per share.

Treatment of People’s United Equity Awards

At the effective time, each outstanding restricted share award (a “People’s United restricted share”) under the Legacy People’s United Plans, other than any People’s United director restricted shares, automatically and without any action on the part of the holder thereof, ceased to represent a restricted share of People’s United common stock and was converted into a number of restricted shares of M&T common stock (each, an “M&T restricted share”) equal to the exchange ratio (rounded up or down to the nearest whole number, with 0.5 rounding up).

At the effective time, each outstanding performance share unit (a “People’s United performance share”) under the Legacy People’s United Plans, whether vested or unvested, automatically and without any action on the part of the holder thereof, ceased to represent a performance share unit denominated in shares of People’s United common stock and was converted into a restricted share unit denominated in shares of M&T common stock (an “M&T stock-based RSU”). The number of shares of M&T common stock subject to each such M&T stock-based RSU is equal to the product (rounded up or down to the nearest whole number, with 0.5 rounding up) of (i) the number of shares of People’s United common stock subject to such People’s United performance share immediately prior to the effective time (including any applicable dividend equivalents) based on the higher of target performance and actual performance through the effective time, multiplied by (ii) the exchange ratio.

At the effective time, each outstanding option to purchase shares of People’s United common stock (a “People’s United option” and together with the People’s United restricted shares and People’s United performance shares, the “People’s United equity awards”) under the Legacy People’s United Plans, whether vested or unvested, automatically and without any action on the part of the holder thereof, ceased to represent an option to purchase shares of People’s United common stock and was converted into an option to purchase a number of shares of M&T common stock (an “M&T option,” and together with the M&T restricted shares and M&T stock-based RSUs, the “M&T converted equity awards”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of People’s United common stock subject to such People’s United option immediately prior to the effective time and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of People’s United common stock of such People’s United option immediately prior to the effective time divided by (b) the exchange ratio consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 424(a) of the Code, as applicable.

Except as specifically provided in the Merger Agreement, at and following the effective time, each M&T converted equity award continues to be governed by the same terms and conditions as were applicable to such award immediately prior to the effective time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, as permitted by law, M&T “incorporates by reference” information from other documents that M&T files with the Securities and Exchange Commission (the “SEC”). This means that M&T can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by M&T are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 16, 2022;

•	Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Shareholders, filed with the SEC on March 16, 2022;

•	Current Reports on Form 8-K, filed with the SEC on February 18, 2022, March 7, 2022 and April 4, 2022; and

•

The description of M&T’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 20, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by M&T pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his or her duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions, has no reasonable cause to believe his or her conduct was unlawful.

The Amended and Restated Bylaws of M&T (Article V) provide the following:

SECTION 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

SECTION 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

SECTION 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized.

Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

SECTION 5. Severability: If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

As permitted by Section 402(b) of the New York Business Corporation Law, Article SEVENTH of M&T’s Restated Certificate of Incorporation, as amended, provides as follows:

SEVENTH: As to any act or omission occurring after the adoption of this provision, a director of the Corporation shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to the Corporation or any of its stockholders for damages for any breach of duty as a director, provided that this Article SEVENTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of M&T Bank Corporation dated November 18, 2010, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on November 19, 2010.

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 6.875% Non-Cumulative Preferred Stock, Series D, dated May 26, 2011, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on May 31, 2011.

4.3	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation dated April 19, 2013, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on April 22, 2013.

4.4	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, dated February 11, 2014, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on February 11, 2014.

4.5	Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, dated October 27, 2016, incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K dated October 28, 2016.

4.6	Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G, dated July 29, 2019, incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K dated July 30, 2019.

4.7	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I, dated August 12, 2021, incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K filed on August 17, 2021.

4.8	Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Authorized Capital Stock and Authorized Preferred Stock, dated April 1, 2022, incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K dated April 4, 2022.

4.9	Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, dated April 1, 2022, incorporated by reference to Exhibit 3.2 of M&T Bank Corporation’s Form 8-K dated April 4, 2022.

4.10	Amended and Restated Bylaws of M&T Bank Corporation, effective April 17, 2018, incorporated by reference to Exhibit 3.2 to M&T’s Current Report on Form 8-K filed with the SEC on April 20, 2018.

4.11	People’s United Financial, Inc. 2007 Stock Option Plan (amended), incorporated by reference to Exhibit 10.27 of People’s United Financial, Inc.’s Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008.

4.12	People’s United Financial, Inc. 2008 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.10 to People’s United Financial, Inc.’s Form 10-K for the period ended December 31, 2009, filed with the SEC on March 1, 2010.

4.13	People’s United Financial, Inc. Amended And Restated 2014 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.7 to People’s United Financial, Inc.’s Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 10, 2018.

4.14	Amendment No.1 to the People’s United Financial, Inc. Amended and Restated 2014 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 to People’s United Financial, Inc.’s Current Report on Form 8-K filed with the SEC on October 1, 2018.

4.15	People’s United Financial, Inc. Third Amended And Restated Directors’ Equity Compensation Plan, incorporated by reference to People’s United Financial, Inc.’s Exhibit 4.5 to Form S-8 filed with the SEC on September 30, 2019.

5.1	Opinion of Laura O’ Hara, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Laura O’ Hara, Esq., included in the opinion filed as Exhibit 5.1 and incorporated herein by reference.

24.1	Power of Attorney of Directors and Officers of M&T Bank Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on April 4, 2022.

M&T BANK CORPORATION

By:	*
	Name:	René F. Jones
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on April 4, 2022.

*
René F. Jones	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director

*
Darren J. King	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*
Michael R. Spychala	Executive Vice President and Controller (Principal Accounting Officer)

*
Robert T. Brady	Vice Chairman of the Board and Director

*
C. Angela Bontempo	Director

*
Calvin G. Butler, Jr.	Director

*
T. Jefferson Cunningham III	Director

*
Gary N. Geisel	Director

*
Leslie V. Godridge	Director

*
Richard S. Gold	President, Chief Operating Officer and Director

*
Richard A. Grossi	Director

*
Richard H. Ledgett, Jr.	Director

*
Newton P.S. Merrill	Director

*
Kevin J. Pearson	Director

*
Melinda R. Rich	Director

*
Robert E. Sadler, Jr.	Director

*
Denis J. Salamone	Director

*
John R. Scannell	Director

*
David S. Scharfstein	Director

*
Rudina Seseri	Director

*
Herbert L. Washington	Director

* By: /s/ Laura P. O’Hara Esq.
Laura P. O’Hara, Esq. Senior Executive Vice President and General Counsel (As Attorney in Fact) Pursuant to the Power of Attorney filed herewith